BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State:

Metavesco, Inc.

Entity or Nevada Business Identification Number (NVID): NV20212289621

2. Restated or Amended and Restated Articles: (Select one)

(If amending and restating only, complete section 1,2 3, 5 and 6)

☐ Certificate to Accompany Restated Articles or Amended and Restated Articles

☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐ Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)

(If amending, complete section 1, 3, 5 and 6.)

☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box) ☐ incorporators ☐ board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 70.11%

☐ Officer's Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada: ______

Jurisdiction of formation: ______

Changes to takes the following effect:

- ☐ The entity name has been amended.
- ☐ The purpose of the entity has been amended.
- ☐ The authorized shares have been amended.
- ☐ Other: (specify changes)
- ☐ Dissolution
- ☐ Merger
- ☐ Conversion

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)

Date: September 11, 2023 Time: 9:00 a.m.

(must not be later than 90 days after the certificate is filed)

5. Information Being Changed: (Domestic corporations only)

Changes to takes the following effect:

- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☐ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☐ Articles have been added.
- ☐ Articles have been deleted.
- ☒ Other.

The articles have been amended as follows: (provide article numbers, if available)

A forward split and increase of authorized shares has been effected.

(attach additional page(s) if necessary)

6. Signature: (Required)

X ____________________ Chief Executive Officer
Signature of Officer or Authorized Signer — Title

X ____________________ Secretary
Signature of Officer or Authorized Signer — Title

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

As attached.

This form must be accompanied by appropriate fees.

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
OF
Metavesco, Inc.

Metavesco, Inc., a Nevada corporation (the "Corporation"), hereby amends ("Articles of Amendment") its Articles of Incorporation, as amended ("Articles"), as follows:

A. Increase of Authorized Shares. Upon the Effective Time of these Articles of Amendment, Section 4(a) of the Articles is amended and restated in its entirety to provide as follows:

(a) The total number of shares of all classes of stock, which the Corporation shall have authority to issue shall be three hundred million (300,000,000) shares of common stock, par value of $0.0001 per share (the "Common Stock") and twenty million (20,000,000) shares of preferred stock, par value of $0.0001 per share (the "Preferred Stock").

B. Forward Stock Split. Upon the Effective Time of these Articles of Amendment, each share of the Corporation's common stock, par value $0.0001 per share ("Common Stock") issued and outstanding at the Effective Time (collectively, the "Pre-Split Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified such that each one share of the Common Stock shall become ten shares of the Common Stock (the "Forward Stock Split"). Each certificate that immediately prior to the Effective Time represented shares of Pre-Split Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified, and changed by reason of the Forward Split. The authorized number of shares (following the amendment as set forth in Section A of these Articles of Amendment), and par value per share, of Common Stock shall not be affected by the Reverse Stock Split.

C. Authority to Amend. These Articles of Amendment were adopted by the unanimous consent of the Corporation's Board of Directors on August 31, 2023 and duly approved by the Corporation's shareholders on August 31, 2023 as required by law and the Articles. The number of votes cast for the Articles of Amendment by the shareholders was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of August 31, 2023.

Metavesco, Inc.

By: ______________________________
Name: Ryan Schadel

Title: Chief Executive Officer

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